UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8- K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2011

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002
(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Enbridge Energy Partners, L.P (“we,” “our,” or the “Partnership”) has revised its estimates of charges that it expects to incur related to the oil spill from its line 6B in the Marshall, Michigan area that occurred on July 26, 2010. The estimated costs of the emergency response, environmental remediation and cleanup activities associated with the crude oil release, and potential claims by third parties have been revised from our prior estimate of $430 million and are currently estimated to be approximately $550 million. Our revised estimate represents gross costs before insurance recoveries and does not include fines and penalties, or the previously disclosed lost revenue of approximately $13 million. We have revised the estimate based on a review of costs and commitments incurred to date as well as additional information concerning the requirements for environmental restoration and remediation. The estimated costs related to the oil spill on line 6A in Romeoville, Illinois that occurred on September 9, 2010, remain approximately $45 million, before the effect of insurance recoveries and excluding fines and penalties.

We anticipate that substantially all of the costs we have incurred from the leaks will ultimately be recoverable under existing insurance policies. The Partnership is included in Enbridge Inc’s comprehensive insurance program that includes an aggregate $650 million of pollution liability coverage. Our estimate of costs associated with the crude oil releases on Lines 6A and 6B is based on currently available information and will be updated as considered necessary to incorporate material new information as it becomes available. The actual charges the Partnership incurs may differ from the foregoing estimates due to variations in any or all of the categories described above including modified or revised requirements from regulatory agencies.

As previously disclosed, financial statement recognition for this incident will cause increased short term volatility in the Partnership’s results of operations and cash flows through 2012. We expect to record insurance recoveries during the periods the Partnership deems the claims for recovery from its insurance carriers probable, which will not occur at the same time it incurs recoverable costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.
(Registrant)

	By:	Enbridge Energy Management, L.L.C. as delegate of Enbridge Energy Company, Inc., its General Partner

Date: January 13, 2011	By:	/s/ William M. Ramos

William M. Ramos
Controller
(Duly Authorized Officer)